Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD REPORTS SECOND QUARTER RESULTS

Net Sales Rise 17%; Operating Income Up 24%

Newport Beach, CA – August 9, 2007 – American Vanguard Corporation (NYSE:AVD), today announced financial results for the second quarter and six months ended June 30, 2007.

Net sales increased 17% to $50.0 million from $42.7 million in the second quarter of 2006. Operating income grew 24% to $7.8 million from $6.2 million. Net income was $3.6 million, up 8% from $3.3 million in the second quarter of 2006. The Company incurred greater interest expense in the current quarter due to increased debt levels coupled with higher interest rates. Earnings per diluted share were $0.13, up from $0.12 in the comparable period.

For the first half of 2007, net sales increased 4% to $90.9 million from $87.5 million in the first six months of 2006. Operating income rose 21% to $13.2 million from $10.9 million. Net income was $5.7 million or $0.21 per diluted share, even with the first half of 2006.

Eric Wintemute, President and CEO of American Vanguard, stated, “We are pleased with the increases in sales and operating profit for the quarter. Impact® sales were up substantially from the comparable quarter, and sequentially, as our marketing efforts and industry partnerships for this extremely effective corn herbicide are paying off and we are gaining share in the $200 million market. Counter®, the global insecticide product line we acquired in November of last year, was also a key contributor during the quarter and remains on-track for a strong year. Sales of Bidrin, our cotton insecticide, were down during the second quarter as farmers finished prior period inventories and shifted acreage from cotton to corn. Our corn soil insecticide sales were essentially even with the second quarter of last year, but we continue to see positive indicators for growth in the fourth quarter of this year.”

Mr. Wintemute continued, “We anticipate continued growth in the second half of 2007, stemming from: (1) growing usage of Impact; (2) expanded sales of Counter; (3) more normal applications of Dibrom as a mosquito adulticide; and (4) better penetration of the corn soil insecticide market, both as a safeguard from soil borne insects in the refuge acreage segment and as a yield maximization tool against secondary insects for genetically enhanced corn. The exceptional demand for U.S. corn production should drive strong improvement in our wide range of corn-related products.”

Mr. Wintemute concluded, “Longer-term, we remain very optimistic about the Company’s position in a changing crop protection market. We are enthusiastic about (1) our management team’s proven ability to acquire, license and build upon niche product lines; (2) the synergies that exist between our many products and the controlled delivery systems that provide for their optimal use; (3) our ability to capitalize on the many needs of an expanding corn market; (4) our low-cost domestic manufacturing capabilities; (5) our involvement in many stable segments of the agricultural market; and (6) our potential for international growth in coming years.”

Conference Call

Eric Wintemute, President and CEO, and James Barry, Senior Vice President and CFO, will conduct a conference call focusing on the financial results at 12:00 pm ET on Thursday, August 9, 2007. Interested parties may participate in the call by dialing 706-679-3155 - please call in 10 minutes before the call is scheduled to begin, and ask for the American Vanguard call (conference ID # 10609134). The conference call will also be webcast live via the News and Media section of the Company’s web site at www.american-vanguard.com. To listen to the live webcast, go to the web site at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the Company’s web site.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. The Company’s basic strategy is to acquire and license brand name, niche product lines from larger companies that divest mature products to focus on newly discovered molecules. American Vanguard is included on the Russell 2000® and Russell® 3000 Indexes. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

CONTACT:	-OR-	AVD’S INVESTOR RELATIONS FIRM
American Vanguard Corporation		The Equity Group Inc.
William A. Kuser, Director of Investor Relations		www.theequitygroup.com
(949) 260-1200		Loren G. Mortman
williamk@amvac-chemical.com		LMortman@equityny.com
(212) 836-9604

American Vanguard Corporation and Subsidiaries

Consolidated Statements of Income

(Unaudited)

(Amounts in thousands, except per share amounts)

	For the three months ended June 30		For the six months ended June 30
	2007	2006	2007	2006
Net sales	$50,028	$42,721	$90,934	$87,465
Cost of sales	27,801	25,063	50,290	51,500

Gross profit	22,227	17,658	40,644	35,965
Operating expenses	14,477	11,422	27,476	25,038

Operating income	7,750	6,236	13,168	10,927
Interest expense	1,808	910	3,703	1,630
Interest income	(28)	(11)	(33)	(23)
Interest capitalized	(14)	(188)	(30)	(330)

Income before income taxes	5,984	5,525	9,528	9,650
Income tax expense	2,393	2,210	3,811	3,860

Net income	$3,591	$3,315	$5,717	$5,790

Earnings per common share—basic (1)	$.14	$.13	$.22	$.22

Earnings per common share—assuming dilution (1)	$.13	$.12	$.21	$.21

Weighted average shares outstanding—basic (1)	26,270	26,019	26,217	25,764

Weighted average shares outstanding—assuming dilution (1)	27,298	27,431	27,309	27,206

(1)	2006 period retroactively restated to reflect a 4-for-3 stock split distributed on April 17, 2006 to common stockholders of record as of April 3, 2006.

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